Exhibit 99.1

                Geron Announces Direct Equity Issuance

    MENLO PARK, Calif.--(BUSINESS WIRE)--Nov. 11, 2004--Geron Corporation (Nasdaq:GERN) announced today that it has entered into a definitive agreement to sell approximately 6.5 million shares of Geron common stock to institutional investors at $6.10 per share, for gross proceeds of $40 million. In connection with the sale, the company issued warrants with a sixty-day exercise period to purchase approximately 2.0 million shares at the same price per share, and longer term warrants, exercisable after 180 days, to purchase approximately 2.3 million shares at a premium.
    "With this financing, our cash position is approximately $130 million," said David Greenwood, Geron's executive vice president and chief financial officer. "We are funding trials at Duke University Medical Center with the cancer vaccine and expect to be funding trials with our telomerase inhibitor in 2005. We are also on a path to a regulatory filing and trials in spinal cord injury using cells derived from hESCs (human embryonic stem cells). In addition to these projects, we are funding preclinical studies with cardiomyocytes and islets and other cell types derived from hESCs. Our objective is to maintain a strong balance sheet as we progress programs to the clinic."
    The shares were offered through a prospectus supplement to the company's effective universal shelf registration statement. The Company arranged the financing directly with the investors.
    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on its telomerase technology, and cell-based therapeutics using its human embryonic stem cell technology.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements regarding future progress of the company's products involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for regulatory approvals or clearances and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2004.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765